Exhibit 99.1

Trovagene and Boreal Genomics Announce Strategic Partnership

Companies to develop and commercialize multiplexed urine and blood ctDNA liquid biopsy assay kits for global distribution

SAN DIEGO, CA — November 30, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced it has entered into a long-term Supply and Distribution Agreement with Boreal Genomics, merging their respective technologies to co-develop urine and blood ctDNA assay kits.

Through this partnership, the companies intend to address an unmet need in the liquid biopsy testing market by providing a simple, routine and low-cost urine and blood ctDNA assay for next generation sequencing (NGS) platforms run by laboratories of Research Institutions, Cancer Centers, and service facilities around the world.  Trovagene and Boreal have each contributed proprietary technology and methods to enhance ctDNA detection capabilities from urine and blood to develop a series of cancer-specific multigene panels planned for launch in 2017.

Initially, the panels will be designed to cover National Comprehensive Cancer Network® (NCCN) listed clinically actionable mutations with industry-leading sensitivity for which there are targeted therapies or treatment options available.  The partnership’s goal is to address a gap between single-gene PCR assays that can be limited by sample availability and expensive, broad, multi-gene panels hindered by low clinical sensitivity for mutation detection.  The companies intend to develop additional panels throughout the partnership, and Trovagene plans to globally distribute the assay kits for use on the Boreal OnTarget™ system in blood and exclusively in urine.  Trovagene’s initial research-use-only proprietary kits will include a urine collection kit, a urine extraction kit and a mutation enrichment kit, along with the Boreal OnTarget™ system.

“We are excited to partner with Boreal to be able to reach oncology professionals and their patients on a global basis through the distribution of our kits and systems,” said Bill Welch, Chief Executive Office of Trovagene.  “Our commitment continues to focus on democratizing cancer care by harnessing urine and changing the landscape of the liquid biopsy market.”

“We’re thrilled to be able to partner with Trovagene to build these exciting technologies using our OnTarget™ platform,” said Andre Marziali, PhD, President and Chief Scientific Officer of Boreal Genomics.  “Trovagene’s unique expertise in assay design for applications in urine,

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coupled with Boreal’s unique ctDNA enrichment technology, have created an immensely powerful tool for translational research, diagnostics and future early detection of disease.”

Features of the partnership include:

•                  Trovagene commits upfront and milestone payments totaling one million dollars

•                  Trovagene has global distribution and sub-distribution rights in blood and exclusively in urine for at least ten years

•                  Trovagene and Boreal will work together to have the kits and systems manufactured in a cGMP facility, and to take them through FDA, CE Mark, CFDA and other regulatory approval pathways

About Boreal Genomics

Boreal Genomics is a privately held technology company based in Vancouver, Canada developing novel DNA enrichment and library construction solutions for high accuracy sequencing in liquid biopsy applications.  Boreal’s OnTarget™ tumor DNA enrichment system is the critical component of circulating tumor DNA (ctDNA) detection assays capable of single molecule mutation detection sensitivity in blood plasma.  OnTarget™  is supplied commercially to partners developing ctDNA tests and is being used in collaborative research studies aimed at early cancer detection.  Boreal is also developing broad-coverage technologies for removing DNA damage and sequencing errors in liquid biopsy applications based on a proprietary linked-library preparation technology. For more about Boreal Genomics, visit www.borealgenomics.com.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management.  Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally. For more about Trovagene Inc., visit www.trovagene.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions.

These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com